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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported):  DECEMBER 19, 2003


                                TC PIPELINES, LP
             (Exact name of registrant as specified in its charter)


            DELAWARE                    000-26091            52-2135448
  (State or other jurisdiction         (Commission        (I.R.S. Employer
        of incorporation)              File Number)       Identification No.)


               110 TURNPIKE ROAD, SUITE 203                    01581
                WESTBOROUGH, MASSACHUSETTS                   (Zip Code)
         (Address of principal executive offices)


                                 (508) 871-7046
              (Registrant's telephone number, including area code)


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ITEM 5. OTHER EVENTS

TC PipeLines, LP ("Partnership") owns a 30% general partner interest in Northern Border Pipeline Company ("Northern Border Pipeline"). The remaining 70% is owned by Northern Border Partners, L.P. ("Northern Border Partners"), a publicly traded limited partnership controlled by affiliates of Enron Corp.

On December 19th, 2003, Northern Border Pipeline Company advised that its Management Committee had unanimously agreed to (i) issue equity cash calls to its partners in the total amount of $130 million in early 2004 and $90 million in 2007; (ii) fund future growth capital expenditures with 50% equity capital contributions from its partners; and (iii) change the cash distribution policy of Northern Border Pipeline to be effective January 1, 2004 when cash distributions will be based upon 100% of distributable cash flow as determined from Northern Border Pipeline's financial statements as earnings before interest, taxes, depreciation and amortization ("EBITDA") less interest expense less maintenance capital expenditures until January
1, 2008 when the cash distribution policy will be adjusted to maintain a consistent capital structure. Under the previous cash distribution policy, approximately $28-30 million was retained annually within Northern Border Pipeline to periodically repay bank debt. The additional equity contributions in 2004 will be utilized by Northern Border Pipeline to fully repay its existing bank debt and thereby reduce its debt leverage in light of existing business conditions. Upon repayment of the existing bank debt, Northern Border Pipeline's next scheduled debt maturity is May 2007.

The Partnership's share of the Northern Border Pipeline equity cash calls is 30%. The Partnership expects to fund a portion of the 2004 equity cash calls with borrowings under its existing credit facilities. Based on its current cash flow projections, the Partnership anticipates that it will be able to fully repay this debt within three years. The Partnership currently has $5.5million outstanding on its existing credit facility.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                TC PipeLines, LP

                                         By:    TC PipeLines GP, Inc.,
                                                its general partner

Dated:  December 19, 2003                By:    /s/ Russell K. Girling
                                              ----------------------------------
                                              Russell K. Girling
                                              Chief Financial Officer


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